Exhibit 99.1

Omeros Settles Insurance Litigation

— Omeros to Receive $12.5 Million —

SEATTLE, October 3, 2013 — Omeros Corporation (NASDAQ: OMER) announced today that it entered into a settlement agreement with its insurer, Carolina Casualty Insurance Company (CCIC), related to CCIC’s defense of, and coverage obligations owed to, Omeros and its chief executive officer and chairman, Gregory A. Demopulos, M.D., in previously settled litigation with Omeros’ former chief financial officer. The settlement includes a release of each party’s respective claims in the insurance coverage lawsuit and payment by CCIC of $12.5 million to Omeros by October 25, 2013. While Dr. Demopulos released all of his claims in exchange for this settlement, he elected to receive no portion of the settlement funds and to have all proceeds be paid to Omeros.

“We are pleased with this settlement and what it represents for our shareholders,” stated Dr. Demopulos. “We remain focused on advancing our pipeline, and we look forward to reporting additional clinical data from our OMS824 and OMS721 programs later this year and to the planned launch of our lead product, OMS302, in 2014.”

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics targeting inflammation, coagulopathies and disorders of the central nervous system. Derived from its proprietary PharmacoSurgery® platform, the Company’s lead drug product, OMS302 for lens replacement surgery, is currently under review for marketing approval by both the US Food and Drug Administration and the European Medicines Agency with commercial launch planned for 2014. Omeros’ five other clinical programs are focused on schizophrenia, Huntington’s disease and cognitive impairment; addictive and compulsive disorders; complement-related diseases; and preventing problems associated with surgical procedures. Omeros also has a proprietary GPCR platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. These statements include, but are not limited to, Omeros’ expectations regarding reporting additional clinical data and commercialization of OMS302. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2013. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org